SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                 SCHEDULE 13D/A

                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1)

                      THE LESLIE FAY COMPANIES, INC.
                               (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                          (Title of Class of Securities)


                                  527016109
                                (CUSIP Number)

                                JOHN C. WATERFALL
                               10 EAST 50TH STREET
                            NEW YORK, NEW YORK  10022
                                (212) 705-0500

                (Name, address and telephone number of person
               authorized to receive notices and communications)

                              October 15, 1997
            (Date of event which requires filing of this statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

      Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

      NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                Page 1 of 28 Pages

13D/A
CUSIP No.  527016109
___________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Morgens Waterfall Income Partners, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                  9,746
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                  9,746
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                  9,746
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.3%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 2 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Restart Partners, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                   58,893
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                  58,893
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 58,893
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.7%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 3 of 28 Pages

13D/A
CUSIP No.  527016109
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Restart Partners II, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                     87,904
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                     87,904
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     87,904
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                2.6%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 4 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Restart Partners III, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                     61,732
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                     61,732
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     61,732
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.8%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 5 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Restart Partners IV, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                        37,107
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                        37,107
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                37,107
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.1%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 6 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Restart Partners V, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                     - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                    12,988
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                    12,988
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                    12,988
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.4%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 7 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON Endowment Restart LLC
                          (A/k/a The Common Fund for Non-Profit Organizations)

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                     - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                  18,665
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                  18,665
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                18,665
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                                Page 8 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Betje Partners

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                3,652
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                3,652
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                3,652
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.1%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 9 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Phaeton BVI

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              British Virgin Islands
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                7,289
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                7,289
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                7,289
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.2%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 10 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Phoenix Partners, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                10,330
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                10,330
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                10,330
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.3%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 11 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                           Morgens, Waterfall, Vintiadis & Company, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                         - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                29,606
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                29,606
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                       29,606
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                .9%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 12 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            MW Capital, L.L.C.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                          9,746
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                            9,746
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                     9,746
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.3%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 13 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         58,893
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           58,893
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    58,893
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 14 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group II, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         87,904
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           87,904
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    87,904
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                2.6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 15 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group III, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         61,732
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           61,732
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    61,732
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.8%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 16 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group IV, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         37,107
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           37,107
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    37,107
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.1%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 17 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime Group V, L.P.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         12,988
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           12,988
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    12,988
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.4%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 18 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Prime, Inc.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         258,624
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           258,624
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    258,624
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                7.6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 19 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            MW Management, L.L.C.

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         10,330
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           10,330
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    10,330
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0.3%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 20 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            John C. "Bruce" Waterfall

_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         308,306
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           308,306
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    308,306
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                9.1%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 21 of 28 Pages

13D/A
CUSIP No.  527016109
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                            Edwin H. Morgens
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                      308,306
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                      308,306
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                      308,306
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                9.1%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 22 of 28 Pages

ITEM 1.  SECURITY AND ISSUER.

      This Amendment No. 1 ("Amendment No. 1") amends and restates the statement on Schedule 13D (the "Statement") filed with the Securities and Exchange Commission (the "SEC") by persons named in Item 2 below on June 17, 1997 relating to the common stock, par value $.01 per share ("Common Stock"), of The Leslie Fay Companies, Inc., a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 1412 Broadway, New York, New York 10018.

      Except as specifically provided herein, this Amendment No. 1 does not modify any of the information previously reported in the Statement.

ITEM 2.  IDENTITY AND BACKGROUND.

      This Statement is filed jointly by (a) Morgens Waterfall Income Partners, L.P. ("MWIP"); (b) Restart Partners, L.P. ("Restart"); (c) Restart Partners II, L.P. ("Restart II"); (d) Restart Partners III, L.P. ("Restart III"); (e) Restart Partners IV, L.P. ("Restart IV"); (f) Restart Partners V, L.P. ("Restart V"); (g) Endowment Restart, L.L.C. ("Endowment") (formerly known as The Common Fund for Non-Profit Organizations); (h) Betje Partners ("Betje"); (i) Phoenix Partners, L.P. ("Phoenix"); (j) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"); (k) MW Capital, L.L.C. ("MW Capital"); (l) Prime Group, L.P. ("Prime"); (m) Prime Group II, L.P. ("Prime II"); (n) Prime Group III, L.P. ("Prime III"); (o) Prime Group IV, L.P. ("Prime IV"); (p) Prime Group V, L.P. ("Prime V"); (q) Prime, Inc.; (r) MW Management, L.L.C. ("MW Management"); (s) Phaeton BVI ("Phaeton"); (t) John C. "Bruce" Waterfall ("Waterfall"); and (u) Edwin H. Morgens ("Morgens", and together with the persons stated in clauses (a) through (t) above, the "Reporting Persons").

      MWIP is a New York limited partnership whose principal business is to invest in securities of U.S. issuers. MW Capital, a Delaware limited liability company, is the general partner of MWIP. MWIP and MW Capital have their principal address at 10 East 50th Street, New York, New York 10022. Morgens and Waterfall are the managing members of MW Capital. All of the information concerning Morgens and Waterfall is set forth below.

       Restart, Restart II, Restart III, Restart IV and Restart V are Delaware limited partnerships having their principal addresses at 10 East 50th Street, New York, New York 10022. The principal businesses of Restart, Restart II, Restart III, Restart IV and Restart V are to invest in securities of financially troubled companies.

       Prime, Prime II, Prime III, Prime IV and Prime V, Delaware limited partnerships having their principal addresses at 10 East 50th Street, New York, New York 10022, are the general partners of Restart, Restart II, Restart III, Restart IV and Restart V, respectively. The principal businesses of Prime, Prime II, Prime III, Prime IV and Prime V are to act as the general partners of Restart, Restart II, Restart III, Restart IV and Restart V, respectively.

       Prime, Inc., the general partner of Prime, Prime II, Prime III, Prime IV and Prime V, is a Delaware corporation having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Prime, Inc. is to act as general partner of Prime, Prime II, Prime III, Prime IV and


                                  Page 23 of 28 Pages

Prime V. Waterfall is the President and a Director of Prime, Inc. Morgens is the Chairman of the Board of Directors and the Secretary of Prime, Inc. All of the information concerning Morgens and Waterfall is set forth below.

       Phoenix is a New York limited partnership having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Phoenix is to invest in securities of U.S. issuers. MW Management, a Delaware limited liability company, is the general partner of Phoenix. The principal address of MW Management is 10 East 50th Street, New York, New York 10022. Morgens and Waterfall are the managing members of MW Management. All of the information concerning Morgens and Waterfall is set forth below.

       Betje is a New York limited partnership having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Betje is to invest in securities of U.S. issuers. Mr. Zanvyl Krieger ("Krieger") is the general partner of Betje. The business address of Krieger is c/o Weinberg and Green, 100 South Charles Street, Baltimore, Maryland 21201. Krieger is a U.S. citizen whose principal occupation is a private investor. Morgens Waterfall serves as an investment advisor to Betje as discussed below.

       Phaeton is a company incorporated under the laws of the British Virgin Islands having its principal office c/o Hemisphere Management Limited located at Hemisphere House, 9 Church Street, Hamilton, HM11 Bermuda. The principal business of Phaeton is to invest in securities of U.S. and foreign issuers. Morgens Waterfall serves as an investment advisor to Phaeton as discussed below.

       Endowment is a Delaware limited liability company having its principal office c/o Morgens, Waterfall, Vintiadis & Company, Inc. located at 10 East 50th Street, New York, New York 10022. The principal business of Endowment is to invest in securities of various issuers. Morgens Waterfall serves as an investment advisor to Endowment as discussed below.

       Morgens Waterfall is a New York corporation having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Morgens Waterfall is the rendering of financial services.

       Waterfall is the President and a Director of Morgens Waterfall.
Morgens is the Chairman of the Board of Directors and the Secretary of Morgens Waterfall. The primary occupations of Morgens and Waterfall are to act as the principals in the business of Morgens Waterfall. The business address of Morgens and Waterfall, each of whom is a United States citizen, is at the office of Morgens Waterfall, 10 East 50th Street, New York, New York 10022. Morgens Waterfall has no other officers or directors.








                                  Page 24 of 28 Pages

       During the past five years, none of the persons described in this Item 2 have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of such persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws.

                         *    *    *    *    *


ITEM 5.  INTEREST IN THE SECURITIES OF THE ISSUER.

      (a) and (b) The following is the aggregate amount of Common Stock that is beneficially owned by each Reporting Person:


                           Aggregate                   Percentage
Reporting Person          # of Shares                   of Class
_________________         ___________                  __________

MWIP                            9,746                     0.3
Restart                        58,893                     1.7
Restart II                     87,904                     2.6
Restart III                    61,732                     1.8
Restart IV                     37,107                     1.1
Restart V                      12,988                     0.4
Endowment                      18,665                     0.5
Betje                           3,652                     0.1
Phoenix                        10,330                     0.4
Phaeton                         7,289                     0.2
             Total            308,306                     9.1


      Morgens Waterfall does not directly own any of the Common Stock.
Morgens Waterfall may be deemed an indirect beneficial owner of 29,606 shares of Common Stock by virtue of contracts with Betje (3,652 shares), Endowment (18,665 shares) and Phaeton (7,289 shares) pursuant to which Morgens Waterfall provides discretionary investment advisory services.

      MW Management does not directly own any of the Common Stock. MW Management may be deemed an indirect beneficial owner of 10,330 shares of Common Stock by virtue of its position as general partner of Phoenix.

      Prime, Inc. does not directly own any of the Common Stock. Prime, Inc. may be deemed an indirect beneficial owner of 258,624 shares of Common Stock by virtue of its position as general partner of Prime, Prime II, Prime III, Prime IV and Prime V; which are not direct beneficial owners of any of the Common Stock, but may be deemed to be indirect beneficial owners of Common Stock by virtue of their positions as general partners of Restart (58,893 shares), Restart II (87,904 shares), Restart III (61,732 shares), Restart IV (37,107 shares) and Restart V (12,988 shares), respectively.


                                  Page 25 of 28 Pages

      MW Capital does not directly own any of the Common Stock. MW Capital may be deemed an indirect beneficial owner of 9,746 shares by virtue of its position as general partner of MWIP.

      Waterfall does not directly own any of the Common Stock. Waterfall may be deemed an indirect beneficial owner of 308,306 shares of Common Stock by virtue of his positions as President and a Director of Morgens Waterfall, as investment adviser to Betje (3,652 shares), Endowment (18,665 shares) and Phaeton (7,289 shares); as a managing member of MW Capital, as general partner of MWIP (9,746 shares); as President and a Director of Prime, Inc., as general partner of each of Prime, Prime II, Prime III, Prime IV and Prime V, as general partners of Restart (58,893 shares), Restart II (87,904 shares), Restart III (61,732 shares), Restart IV (37,107 shares) and Restart V (12,988 shares), respectively; as a managing member of MW Management, and as general partner of Phoenix (10,330 shares).

      Morgens does not directly own any of the Common Stock. Morgens may be deemed an indirect beneficial owner of 308,306 shares of Common Stock by virtue of his positions as Chairman, and Director of Morgens Waterfall, as investment advisor to Betje (3,652 shares), Endowment (18,665 shares) and Phaeton (7,289 shares); as a managing member of MW Capital, as general partner of MWIP (9,746 shares); as Chairman of Prime, Inc., as general partner of each of Prime, Prime II, Prime III, Prime IV and Prime V, as general partners of Restart (58,893 shares), Restart II (87,904 shares), Restart III (61,732 shares), Restart IV (37,107 shares) and Restart V (12,988 shares), respectively; as a managing member of MW Management, as general partner of Phoenix (10,330 shares).

      Each Reporting Person hereby disclaims that it has any beneficial ownership of the securities owned, directly or indirectly, by any other entity.

      The percentage of shares of Common Stock beneficially owned by each Reporting Person and in total is based upon 3,400,000 shares of Common Stock outstanding as of August 2, 1997 as reflected in the Issuer's most recent Form 10-Q on file with the SEC.













                                  Page 26 of 28 Pages

      (c)
                           # of Shares                 # of Shares
Reporting Person          Sold 10/15/97               Sold 10/17/97
________________          _____________               _____________

MWIP                            1,586                       300
Restart                         9,537                     1,900
Restart II                     14,293                     2,900
Restart III                     9,980                     2,000
Restart IV                      6,050                     1,200
Restart V                       2,093                       400
Endowment                       2,961                       600
Betje                             596                       100
Phoenix                         1,745                       400
Phaeton                         1,143                       200

      The sale transactions dated October 15, 1997 were effected at $14.97 per share in a private transaction. The sale transactions dated October 17, 1997 were effected at $15.00 per share in a private transaction. There have been no other transactions by the Reporting Persons with respect to the Common Stock within the 60 day period prior to October 15, 1997.

      (d) Except as set forth in this Item and Item 2 above, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock.

      (e)  Not applicable.

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
         WITH RESPECT TO THE SECURITIES OF THE ISSUER.

       None of the persons identified in Item 2 above is a party to any contract, arrangement, understanding or relationship with respect to any securities of the Issuer, except to the extent described in Item 2 and Item 5 of this Statement.


                         *    *    *    *    *









                                  Page 27 of 28 Pages

SIGNATURES

       After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct and agrees that this statement is filed on behalf of each of them.

                                    The Reporting Persons listed herein


                                         /s/ Bruce Waterfall
Dated:  October 23, 1997          By: ___________________________________
                                        John C. "Bruce" Waterfall, on his
                                        own behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons


                                         /s/ Edwin H. Morgens
                                  By: ___________________________________
                                        Edwin H. Morgens, on his own
                                        behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons
























                                  Page 28 of 28 Pages